Exhibit 99.1



FOR IMMEDIATE RELEASE

                   CHEVRON CHAIRMAN REVIEWS GROWTH STRATEGIES;
                 DISCUSSES SECOND QUARTER EARNINGS SPECIAL ITEMS

         NEW YORK, June 22 - Chevron Corp. Chairman Ken Derr today met with security analysts and institutional investors here to review Chevron's growth strategies and recent developments.
         Derr indicated that the recently completed steps in Chevron's ongoing strategic planning process have reaffirmed the company's ability to meet the volume growth targets of 8 percent to 9 percent for international liquids and 4 percent to 4.5 percent for worldwide production on an oil equivalent basis. This growth will be an important element in Chevron's ability to achieve strong long-term earnings growth and a 12 percent return on capital employed that will position Chevron to become No. 1 among its peers in Total Shareholder Return for the period 1999 to 2003.
         He also updated analysts on the status of the $500 million cost reduction efforts announced last December and indicated confidence that the reductions would be achieved this year and sustained in future years.
         Achieving the savings will require personnel reductions, and associated severance costs on the order of $150 million will be recorded as a special item charge against reported earnings in the second quarter.
         Derr also indicated that the March 25 fire at the company's Richmond, Calif., refinery and several other refinery problems will reduce second quarter operating earnings by approximately $100 million, some of which will be offset by business interruption insurance in later quarters. All of the West Coast units are now operating with the exception of the fire damaged unit at the Richmond refinery.

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6/22/99

Contacts:         Jan Golon, New York                     --    (212) 424-2130
                  Mike Libbey, San Francisco              --    (415) 894-4440